Exhibit 10.3

WILLIAMS–SONOMA, INC.

RESTRICTED STOCK UNIT AND CASH UNIT AWARD AGREEMENT

Name:	Howard Lester	Employee ID#:	20031

Award Date:	May 26, 2010	Award Date FMV:	$3,643,750.00

Number of Units:	125,000

1.	Award. Williams-Sonoma, Inc. (the “Company”), has awarded you the number of Units indicated above. Each Unit entitles you to receive (a) one share of common stock (“Common Stock”) of the Company under the Company’s 2001 Long-Term Incentive Plan (the “Plan”) and (b) a cash payment equal to the Fair Market Value on the applicable vesting date of one share of Common Stock, in each case upon the terms set forth in this Restricted Stock Unit and Cash Unit Award Agreement (the “Agreement”) and subject to the conditions set forth in the Company’s 2001 Long-Term Incentive Plan (the “Plan”). Prior to the distribution of any shares of Common Stock or payment of any amounts hereunder, this Award represents an unsecured obligation, payable only from the general assets of the Company.

2.	Vesting. Subject to any acceleration provisions contained in this Agreement and subject to Section 3 hereof and the terms of the Retirement and Consulting Agreement dated January 25, 2010 between you and the Company (the “Consulting Agreement”), if you perform effective consulting services throughout the Consulting Period (as defined in the Consulting Agreement) and comply in all material respects with the Consulting Agreement, in each case as determined by the Board, then the Units will vest during the Consulting Period in the following installments: 4,167 Units on the last day of each month, starting June 30, 2010 through May 31, 2012; 3,570 Units on the last day of each month, starting June 30, 2012 and ending on November 30, 2012; and 3,572 Units on December 31, 2012.

Shares of Common Stock and the cash payment, as applicable, will be issued in payment of the Award following vesting on the dates specified herein, subject to Section 6. You will have no right to receive shares or payments under this Award unless and until the Units vest.

Shares of Common Stock and cash payments payable to you under this Award will be issued to you or, in case of your death, your beneficiary designated in accordance with the procedures specified by the Administrator. If, at the time of your death, there is not an effective beneficiary designation on file or you are not survived by your designated beneficiary, the shares and cash payments will be issued to the legal representative of your estate. Any such transferee must furnish the Company with (i) written notice of his or her status as transferee, and (ii) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to such a transfer.

3.	Termination and Certain Transactions.

(a)	In the event of your death or Disability (as defined below), then any unvested Units (including dividend equivalents, if any) shall immediately terminate and shall be forfeited. “Disability” is defined as any one or more of the following: (i) your being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than twelve (12) months; or (ii) you have been determined to be totally disabled by the Social Security Administration.

(b)	If the Company terminates the Consulting Period (as defined in the Consulting Agreement) as a result of your material breach of the Consulting Agreement pursuant to the procedures set forth therein, all then unvested Units (including dividend equivalents, if any) awarded hereby shall immediately terminate without notice to you and shall be forfeited.

4.

Rights as Shareholder. Except as provided by Section 11, neither you nor any person claiming under or through you will have any of the rights or privileges of a shareholder of the Company in respect of any shares of Common Stock deliverable hereunder unless and until certificates representing such shares (which may be in book entry or other electronic form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to you (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, you will have all the rights of a shareholder of the Company with respect to voting such shares and receipt of dividends and distributions on such shares.

5.	Deferral. The issuance of the Common Stock and cash payments with respect to this Award shall be deferred until December 31 (or, if such date is not a business day, the immediately preceding business day) of the year in which the applicable Units become vested.

6.	Tax Withholding. To the extent the Company determines that it has tax withholding obligations with respect to this Award, the Company will withhold from the number of shares of Common Stock otherwise issuable under this Award a number of shares of Common Stock that have an aggregate market value sufficient to satisfy the minimum statutorily required federal, state and local tax withholding obligations, as well as withholding amounts from any cash payments due under this Award. Shares will be valued at their Fair Market Value when the taxable event occurs. The number of shares of Common Stock withheld pursuant to this Section 6 will be rounded up to the nearest whole share, with no refund provided in the U.S. for any value of the shares withheld in excess of the tax obligation as a result of such rounding, pursuant to such procedures as the Administrator may specify from time to time.

Notwithstanding any contrary provision of this Agreement, no shares of Common Stock will be issued unless and until all income, employment and other taxes which the Company determines must be withheld or collected with respect to such shares have been withheld or collected. In addition and to the maximum extent permitted by law, the Company (or the employing Parent or Subsidiary) has the right to retain without notice from salary or other amounts payable to you, cash having a sufficient value to satisfy any tax withholding obligations that the Company determines cannot be satisfied through the withholding of otherwise deliverable shares. All income and other taxes related to the Units and any shares or cash delivered in payment of such Units are your sole responsibility.

7.	Nontransferable. You may not sell, assign, pledge, encumber or otherwise transfer any interest in the Units or the right to receive dividend equivalents except as permitted by the Plan.

8.	Other Restrictions. The issuance of Common Stock under this Award is subject (i) to compliance by the Company and you with all applicable legal requirements, including tax withholding obligations, (ii) to compliance with all applicable regulations of any stock exchange on which the Common Stock may be listed at the time of issuance, (iii) to the completion of any registration or other qualification of such shares of Common Stock under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, and (iv) the obtaining of any approval or other clearance from any U.S. state or federal governmental agency, which the Administrator shall, in its absolute discretion, determine to be necessary or advisable. The Company may delay the issuance of shares of Common Stock under this Award to ensure at the time of issuance there is a registration statement for the shares in effect under the Securities Act of 1933.

9.	Section 409A. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Units provided under this Agreement or shares of Common Stock issuable, or cash payments payable, hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

10.	Forfeiture on Certain Transactions. In the event of a Change in Control (as defined in the Consulting Agreement) as a result of which the Consulting Agreement is terminated by the Company or its successor or acquiror, the then-unvested Units subject to this Award will be forfeited immediately.

11.	Dividend Equivalents. During the period beginning on the Award Date as indicated above and ending on the date that the Unit is settled or terminates, whichever occurs first, you will accrue cash payments based on the cash dividend that would have been paid on the Unit had the Unit been two issued and outstanding shares of Common Stock (representing both the stock-settled and cash-settled portions of each Unit) on the record date for the dividend. Such accrued dividends will vest and become payable upon the same terms and at the same time as the Units to which they relate. Dividend equivalent payments will be net of any required federal, state and local withholding taxes.

12.	Binding Agreement. Subject to the limitation on the transferability of this Award contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of you and the Company, as applicable.

13.	Restrictions on Sale of Securities. The shares of Common Stock issued as payment for vested Units under this Agreement will be registered under U.S. federal securities laws and will be freely tradable upon receipt. However, your subsequent sale of the shares may be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

14.	Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Units or future awards that may be awarded under the Plan by electronic means or request your consent to participate in the Plan by electronic means. By accepting this Award, you hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

15.	Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

16.	Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of its Stock Plan Administrator, at 3250 Van Ness Avenue, San Francisco, CA 94109 USA, or at such other address as the Company may hereafter designate in writing.

17.	Agreement Severable. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect.

18.	Modifications to the Agreement. This Agreement, together with the Consulting Agreement, constitutes the entire understanding of the parties on the subjects covered. You expressly warrant that you are not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the parties agree to work in good faith to revise this Agreement as necessary or advisable to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Units.

19.	Governing Law. This Agreement shall be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of San Francisco County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Units is made and/or to be performed.

20.	Additional Provisions. This Award is subject to the provisions of the Plan. Capitalized terms not defined in this Agreement are used as defined in the Plan. If the Plan and this Agreement are inconsistent, the provisions of the Plan will govern. Interpretations of the Plan and this Agreement by the Committee are binding on you and the Company.

21.	No Employment Agreement. Neither the award to you of the Units nor the delivery to you of this Agreement or any other document relating to the Units will confer on you the right to continued employment with or other service to the Company or any Parent or Subsidiary. You agree that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued employment or service for the vesting period, for any period, or at all, and will not interfere in any way with your right or the right of the Company (or the Parent or Subsidiary employing or retaining you) to terminate your employment or other service relationship at any time, with or without cause or notice.

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